Exhibit 10.17

PATHEON INC.

Performance Share Unit Plan Grant Agreement

Patheon Inc. (the “Corporation”) has granted the following Performance Share Units1 to the employee named below (the “Participant”), in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Patheon Inc. Performance Share Unit Plan (the “Plan”) dated [                    ].

Name of Participant:

Grant Date: [                    ]

Number of Performance Share Units

Market Price at Grant	$

Performance Period

By signing this Grant Agreement the Participant hereby acknowledges and agrees to the following:

1.	Grant of Performance Share Units

1.1	Pursuant to the Plan and in respect of services to be provided to the Corporation by the Participant, the Corporation has granted the number of Performance Share Units set out above to the Participant for the Performance Period set out above.

1.2	The grant of Performance Share Units and payment of any amount in respect of any such Performance Share Units are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Grant Agreement.

2.	Vesting of Performance Share Units

2.1	The Performance Share Units shall become vested and eligible for payment in accordance with Section 3.1 below subject to the terms of the Plan and having regard to the extent to which each of the Performance Conditions set out Schedule A of this Grant Agreement is met, except that in any case, provided the Participant remains actively employed by the Corporation or a Subsidiary on the date establishing by the Corporation for payment, a minimum of 50% of the Performance Share Units will vest.

[1]	Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

Performance Share Unit Plan

[                                         ] Performance Period

3.	Payment

3.1	Subject to the provisions of the Plan and the provisions of this Grant Agreement, the Participant shall be entitled to receive payment of in respect of his/her vested Performance Share Units by [ ] in the form of a lump sum cash payment, net of applicable withholdings, provided he/she remains actively employed by the Corporation or a Subsidiary on the date on which such payment is made.

3.2	For greater certainty, no cash or other compensation shall be paid to any person in respect of any Performance Share Units that are forfeited by the Participant or otherwise ceases to be payable to the Participant or his or her estate, on account of damages, or otherwise.

4.	Tax

4.1	The Corporation or a Subsidiary may withhold from any amount payable to the Participant, either under the Plan, or otherwise, such amount as may be necessary so as to ensure that the Corporation or Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions.

5.	Personal Information

5.1	The Participant consents to the holding and processing of personal data provided by the Participant to the Corporation or any Subsidiary or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Participant; (ii) providing information to the Corporation, any Subsidiary, their agents and any third party administrators of the Plan; (iii) providing information to future purchasers of the Corporation, any Subsidiary or the business unit in which the Participant works; and (iv) transferring information about the Participant to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Participant’s home country.

6.	Binding Agreement

6.1	This Grant Agreement shall be binding upon the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the Performance Share Units granted hereunder by inheritance or otherwise, provided that in the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will govern.

Performance Share Unit Plan

[                                         ] Performance Period

7.	Section 409A Compliance

7.1	The Plan and this Grant Agreement are intended to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). As a result, notwithstanding anything contained in the Plan or this Grant Agreement to the contrary, all payments provided under the Plan or this Grant Agreement for which a payment date is not otherwise specified, including dividend equivalents (if any), must be made no later than two-and-a-half months after the end of the year (the calendar year or the Corporation’s fiscal year, whichever is later) in which the right to the payment is no longer subject to a substantial risk of forfeiture as defined under Section 409A. The Performance Share Units shall not be deferred, accelerated, extended, paid out, settled, substituted or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant.

DATED as of the [    ] day of [            ].

I [insert name of Participant] hereby confirm and acknowledge the terms of the grant of Performance Share Units to me as set out above and confirm and acknowledge that I have received, read and understood the terms of the Plan. I also confirm and acknowledge that I have not been induced to enter into this Grant Agreement by expectation of employment or continued employment with the Corporation or any Subsidiary.

[Participant]

Schedule A

Performance Share Units

Performance Period[    ]

There are two Performance Conditions applicable to the Performance Share Units granted pursuant to this Agreement:

(1)	the Corporation’s Three (3) Year Average Return on Invested Capital (ROIC)

(2)	the Corporation’s Three (3) Year Average Annual Share Price Increase

The extent to which each Performance Condition is met will be based on data taken from the annual financial statements of the Corporation, as approved by the Board, for the three Fiscal Years beginning [                        ].

Each Performance Condition is weighted 50% for purposes of calculating the amount payable in respect of vested Performance Share Units.

Multipliers applicable to threshold, target and maximum levels of performance for each Performance Condition are set out in the chart below. Performance between defined performance levels will be interpolated.

	50% Weighting		50% Weighting
Performance	3 Year Average ROIC	Multiplier	3 Year Average Share Price Increase	Multiplier
< Threshold	<15.5%	50%	< 20%	50
Threshold	15.5%	50%	20%	50%
Target	17.6%	100%	30%	100%
Max	25.4%	150%	40%	150%

Performance Share Unit Plan

[                                         ] Performance Period

The Committee may, without the consent of any Participant, change or replace any Performance Condition, modify the weighting as between difference Performance Conditions, or change or replace any multipliers applicable to a particular Performance Share Units as the Committee sees fit:

(i)	in the event of a Reorganization, in addition to or in lieu of any other action it may take under Section 9 of the Plan;

(ii)	in the event of any other material change affecting the Corporation, including a material acquisition, disposition, change in Applicable Law or change in accounting standards applicable to the Corporation or a Subsidiary, provided that the Committee reasonably determines that (i) the change or replacement is required to preserve the rights of the Participants under the Plan on a basis substantially proportionate to that which existed prior to the event giving rise to the change or replacement, or (ii) that the change or replacement will not materially adversely affect the likelihood or amount of any payment under the Plan.

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